Exhibit 6

POLICY REGARDING PROCUREMENT OF AUDIT SERVICES AND NON AUDIT SERVICES

The primary purpose of this Policy is to ensure that Dorel Industries Inc. (“Dorel”) engages its public accountants to only provide permitted audit and non-audit services that are compatible with maintaining independence. Dorel recognizes that investor confidence in public companies is based in part on the maintenance of independence, in fact and in appearance, by the public accounting firms that perform financial statement audits for those companies. Dorel and its Audit Committee believe that it is prudent to establish a formal policy to define the basis upon which our external auditors may be engaged to provide audit and non-audit services. Services discussed below where external auditors are engaged require the pre-approval of the Audit Committee, in accordance with this Policy.

This Policy applies to Dorel and all corporations, subsidiaries, branches and other entities directly or indirectly owned by Dorel that are included in Dorel’s consolidated financial statements. This Policy is to be approved annually by Dorel’s Audit Committee or more frequently as necessary due to change in statute or regulatory rule-making.

The responsibility for ensuring that Dorel’s external auditor is engaged to perform only those services that are compatible with maintaining the firm’s independence from

Dorel rests with its external auditor, the Executive Vice-President, Chief Financial Officer and Secretary, the Vice-President, Finance and Assistant Secretary, the Corporate Controller and the Audit Committee. Annually, the Vice President, Finance and Assistant Secretary will prepare a summary of the fees paid to the external auditor for audit and other permitted services, for inclusion in the annual proxy statement.

In accordance with this Policy, all audit services and related fees have to be pre-approved by the Audit Committee. To allow efficiency in the performance of such services, the Chairman of the Audit Committee can act on behalf of the Committee by providing pre-approval, between meetings of the Committee. He will report such approval at the next Committee meeting.

Any questions or interpretations of such matters should be addressed by the Audit Committee.

For the purposes of this Policy, the scope of external auditor services is classified into the following categories.

PERMITTED SERVICES

Audit Services/Audit Related

These services generally are highly correlated with the role of an independent auditor.

Such services include matters such as analysis and interpretation of accounting principles and their application.

1 AUDIT SERVICES:

• Audits of consolidated financial statements including quarterly reviews, consultation on accounting issues, attendance at Audit Committee meetings, and use of specialists in connection with the foregoing.  Assistance in the implementation of new accounting principles.

• Audits of opening balance sheets of acquired companies.

• Compliance letters, agreed-upon procedures, reviews and similar reports based on audited financial statements and the role of external auditors as independent auditors.

• Audits of financial statements and transactions that are used by lenders, filed with government and regulatory bodies and similar reports.

2 AUDIT RELATED SERVICES:

• Services that result from the role of the firm as independent auditor such as reviews of SEC filings, letters to underwriters.

• Employee benefits plan audits and revenues of relevant filings.

3 TAX SERVICES:

These services are expressly allowed under this Policy:

• Tax return and tax accrual reviews, consultations and assistance.

• Tax planning and other compliance related consultation or services.

Tax services cannot however be based on confidential transactions or aggressive interpretation of tax rules.

Fees for tax services may not be on a contingency basis.

Pre the execution of the proposed service, the external auditor is to provide a description of the proposed tax service to the Audit Committee detailing how it could or could not hamper external auditor independence.

4 SPECIFIC APPROVALS:

These services are allowed if specific pre-approval is given by the Audit Committee:

• Employee benefit plan advisory services.

• Cash management and treasury advisory services.

• Strategic planning support (e.g., corporate, business unit, information technology).

• Forensic and other investigative services if directed by the Board or its Audit Committee.

RESTRICTED SERVICES

Restricted services are those services that may not be provided by external auditors, as they are considered by statute or in Dorel’s opinion to be incompatible with the role of an independent auditor, unless it is reasonable to conclude that the results of the service would not be subject to audit procedures during an audit of the Dorel’s financial statements. Areas of doubt must be submitted to the Audit Committee in advance of the commitment.

• Bookkeeping or other services related to accounting records or financial statement (e.g., recording journal entries, reconciling accounts, processing data, preparing financial statements, etc.).

• Internal audit services.

• Appraisals, valuation services or fairness opinions.

• Signing tax returns (including payroll tax returns) on behalf of Dorel.

• Actuarial services.

• Signing or co-signing checks.

• Acting as agent for Dorel.

• Human resources functions (managerial position search and evaluation activities).

• Payroll services.

• Broker-Dealer services (including underwriting, promoting, investment banking and investment management).

• Maintaining custody of Dorel funds.

• Acting in a capacity equivalent to that of Dorel management or employee, or performing any decision making, supervisory or ongoing monitoring functions for Dorel.

• Financial Information systems design and/or implementation.

• Legal services.

• Expert witness or testimony services, except where specifically related to

Dorel’s accounting policy, procedure, or audited financial statements.

• Providing tax services to management members (or their immediate family) who have a role in financial reporting.

• All other consulting or auditing services of any nature, except as specifically allowed in other sections above.